UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2010

Dynacq Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-21574	76-0375477
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10304 Interstate 10 East, Suite 369

Houston, Texas 77029

(Address of principal executive offices and zip code)

(713) 378-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 13, 2010 the Board of Directors approved the repurchase of an aggregate of 1,000,086 shares of Company Common Stock from three individual shareholders who had solicited the repurchase of their shares by the Company. Effective on that date, the shares were purchased in a private transaction at a price of $3.20 per share, which was less than the closing sales price of the Company’s Common Stock on that date of $3.40. The aggregate purchase price of $3,200,275.20 was paid by the Company in cash. None of the selling shareholders was an affiliate of the Company. The shares were not restricted securities.

These shares were repurchased by the Company in furtherance of the Board of Director’s determination that a prudent use of Company assets would be to invest in the Company’s Common Stock, which it considers to be undervalued in the market currently. On February 29, 2008 the Company’s Board of Directors adopted a program of repurchasing up to 2,000,000 shares of Company Common Stock from time to time in open market transactions at prevailing prices on NASDAQ. Reference is made to Item 5 of Part II in the Annual Report on Form 10-K for the fiscal year ended August 31, 2009 and to Item 2 of Part II in the Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2009 of the Company for information regarding shares of Common Stock purchased under that program. Because the 1,000,086 shares were repurchased in a privately negotiated transaction, such shares will not be counted as a part of the Company’s 2008 stock repurchase program of 2,000,000 shares in the open market.

The Company intends to cancel the 1,000,086 shares, which represent approximately 6.6% of the outstanding shares of Common Stock of the Company. After the cancellation of the repurchased shares, the Company will have outstanding 14,233,946 shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynacq Healthcare, Inc.

By:	/s/ Philip S. Chan
Philip S. Chan
Chief Financial Officer

Date: February 9, 2010